Exhibit 10.24

PLATINUM UNDERWRITERS HOLDINGS, LTD.
RETENTION BONUS PLAN

The Company hereby adopts this Platinum Underwriters Holdings, Ltd. Retention Bonus Plan for the benefit of certain employees of the Company and its subsidiaries, on the terms and conditions hereinafter stated, effective as of April 27, 2007.  The Plan, as set forth herein, is intended to ensure employees’ continued dedication and efforts, to help retain qualified employees and to maintain a stable work environment.  All capitalized terms used in this Plan or in an Award Letter are defined herein.

SECTION 1.	DEFINITIONS.

As hereinafter used:

1.1 “AIP” means the Platinum Underwriters Holdings, Ltd. Amended and Restated Annual Incentive Plan, effective January 1, 2006, as amended from time to time.

1.2 “Award Letter” has the meaning specified in Section 2.1 of the Plan.

1.3 “Board” means the Board of Directors of the Company.

1.4 “Cause” shall have the meaning given to such term in any employment or severance agreement between the Company and the Participant as in effect at the time of termination of employment.  In the event that no such agreement is in effect, “Cause” shall mean (i) the willful failure by the Participant to perform substantially the Participant’s duties to the Company or any subsidiary of the Company (other than due to death or disability) after reasonable notice to the Participant of such failure; (ii) the Participant’s engaging in misconduct that is injurious to the Company or any subsidiary of the Company, including, without limitation, by way of damage to business reputation or industry standing; (iii) the Participant having been convicted of, or having entered a plea of nolocontendere to, a crime that constitutes a felony, (iv) the Participant’s breach of any restrictive covenants agreed to between the Participant and the Company or any subsidiaries of the Company; or (v) the Participant’s termination for “cause” as defined under any other plan of the Company or any agreement between the Participant and the Company.

1.5 “Change in Control” shall have the meaning specified in Section 10.2 of the Platinum Underwriters Holdings, Ltd. 2006 Share Incentive Plan, as amended from time to time.

1.6 “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time, including any rules and regulations promulgated thereunder, along with Treasury and IRS interpretations thereof.  Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.

1.7 “Company” means Platinum Underwriters Holdings, Ltd., a company organized under the laws of Bermuda, and its successors.

1.8 “Committee” means the Compensation Committee of the Board.

1.9 “Disability” means a Participant being considered “disabled” within the meaning of Section 409A(a)(2)(C) of the Code.

1.10 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.11 “Good Reason” shall have the meaning given to such term in any employment or severance agreement between the Company and the Participant as in effect at the time of termination of employment.  In the event that no such agreement is in effect, “Good Reason” shall mean, on or following a Change in Control, (a) a reduction in the Participant’s annual base salary or (b) the relocation of the Participant’s principal place of employment to a location more than 50 miles from his or her principal place of employment immediately prior to the Change in Control.

1.12 “Participant” means any employee of the Company (or any of its subsidiaries or affiliates) designated as a Participant by the Chief Executive Officer of the Company to participate in the Plan.

1.13 “Plan” means this Platinum Underwriters Holdings, Ltd. Retention Bonus Plan, as it may be amended from time to time.

1.14 “Plan Administrator” means the person or persons appointed from time to time by the Committee to administer this Plan which appointment may be revoked at any time by the Committee.

1.15 “Retention Bonus Award” means an amount designated in a Participant’s Award Letter.

1.16 “Payment Trigger Date” means the earlier of:  (a) the date on which a Change in Control is consummated or (b) March 31, 2008.

SECTION 2.	PARTICIPATION

2.1 Each Participant shall be advised in writing that he or she has been designated as a Participant by an award letter signed or specifically authorized to be signed by the Plan Administrator (such instrument, an “Award Letter”).  Each Award Letter shall so advise the recipient that he or she has been designated as a Participant in the Plan and shall be eligible to receive the Retention Bonus Award in the amount specified in the Award Letter.  No employee will at any time have the right to be selected as a Participant.

2.2 Retention Bonus Awards made under the Plan are not in lieu of any other benefits a Participant may be entitled to receive from the Company.  Retention Bonus Awards will not be considered compensation for purposes of the Company’s welfare benefit plans, programs and arrangements.

SECTION 3.	RETENTION BONUS AWARD.

3.1 Except as provided in this Section 3, a Participant shall be entitled to receive the Participant’s Retention Bonus Award so long as the Participant continues to be employed by the Company on payment date of such Retention Bonus Award, as specified in Section 3.4.

3.2 If a Participant’s employment is terminated prior to the Payment Trigger Date for any reason (other than the Participant’s death or Disability), the Participant will not be entitled to the Retention Bonus Award.  In the event of termination of the Participant’s employment as a result of the Participant’s death or Disability, the Participant or the Participant’s legal representative will nonetheless be entitled to receive the Participant’s Retention Bonus Award on the payment date, as specified in Section 3.4.

3.3 Notwithstanding anything in Section 3.1 to the contrary, to the extent on or following the Payment Trigger Date and prior to payment of the Participant’s Retention Bonus Award, (a) the Participant’s employment is terminated by the Company without Cause, (b) the Participant resigns employment with the Company for Good Reason, (c) the Participant’s termination of employment as a result of the Participant’s death or (d) the Participant termination of employment as a result of the Participant’s Disability, the Participant (or in the event of death or Disability, the Participant’s legal representative) will nonetheless be entitled to receive the Participant’s Retention Bonus Award on the payment date, as specified in Section 3.4.

3.4 Subject to Section 6 of the Plan, a Participant's Retention Bonus Award shall be paid in a single lump-sum payment to the Participant on March 31, 2008.

SECTION 4.	PLAN ADMINISTRATION.

4.1 The Plan Administrator will administer the Plan and may interpret the Plan, prescribe, amend and rescind rules and regulations under the Plan and make all other determinations necessary or advisable for the administration of the Plan, subject to all of the provisions of the Plan; provided, however, that the Chief Executive Officer will be the Plan Administrator with respect to any person appointed as the Plan Administrator who is a Participant in the Plan.  Any determination by the Plan Administrator hereunder will be conclusive, but however, will not be entitled to deference by a trier of fact.  The Plan Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate.

4.2 The Plan Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan.  The functions of any such persons engaged by the Plan Administrator will be limited to the specified services and duties for which they are engaged, and such persons will have no other duties, obligations or responsibilities under the Plan.  Such persons will exercise no discretionary authority or discretionary control respecting the management of the Plan.  All reasonable expenses thereof will be borne by the Company.

SECTION 5.	PLAN MODIFICATION OR TERMINATION.

At any time prior to the Payment Trigger Date, the Plan may be amended or terminated by the Board at any time with respect to any or all Participants; provided, however, that, subject to Section 6 of the Plan, no termination or amendment may reduce the benefits or payments under the Plan to a Participant or otherwise be adverse in any manner to the interests of any Participant.

SECTION 6.	COMPLIANCE WITH SECTION 409A OF THE CODE.

6.1 To the extent applicable, it is intended that this Plan and any awards made hereunder are exempt from Section 409A of the Code or are structured in a manner that would not cause a Participant to be subject to taxes and interest pursuant to Section 409A of the Code.  This Plan and any award made hereunder shall be administered in a manner consistent with this intent, and any provision that would cause this Plan or any award made hereunder to become subject to taxation under Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of Participants).

6.2 Notwithstanding any provision of this Plan to the contrary, to the extent an award shall be deemed to be vested (i) upon the occurrence of a Change in Control and (ii) in accordance with the payment provisions of Section 3 of the Plan, and such Change in Control does not constitute a “change in the ownership or effective control” or a “change in the ownership or a substantial portion of the assets” of the Company within the meaning of Section 409A(a)(2)(A)(v) of the Code, then even though such award may be deemed to be vested upon the occurrence of the Change in Control or any other provision of this Plan, payment will be made, to the extent necessary to comply with the provisions of Section 409A of the Code, to the Participant on the earliest of:  (i) the Participant’s “separation from service” with the Company (determined in accordance with Section 409A of the Code); provided, however, that if the Participant is a “specified employee” (within the meaning of Section 409A of the Code), the payment date shall be the date that is six (6) months after the date of the Participant’s separation from service with the Company, (ii) March 31, 2008, or (iii) the Participant’s death.

SECTION 7.	GENERAL PROVISIONS.

7.1 Except as otherwise provided herein or by law, no right or interest of any Participant under the Plan will be assignable or transferable, or otherwise encumbered in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner.  No attempted assignment or transfer thereof will be effective, and no right or interest of any Participant under the Plan will be liable for, or subject to, any obligation or liability of such Participant.

7.2 Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits will be construed as giving any Participant, or any person whomsoever, the right to be retained in the service of the Company or any subsidiary or affiliate of the Company.

7.3 If any provision of this Plan is held invalid or unenforceable, such invalidity or unenforceability will not affect any other provisions hereof, the remainder of this Plan and the application of such provision to any other person or circumstance will not be affected, and the provision so held to be invalid or unenforceable will be reformed to the extent (and only to the extent) necessary to make it enforceable or valid.  To the extent any provisions held to be invalid or unenforceable cannot be reformed, such provisions are to be stricken herefrom and the remainder of this Plan will be binding on the parties and their successors and assigns as if such invalid or unenforceable provisions were never included in this Plan from the first instance.

7.4 This Plan will inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Participant, present and future, and any successor to the Company, including any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed the “Company” for the purposes of this Plan).

7.5 The headings and captions herein are provided for reference and convenience only, will not be considered part of the Plan, and will not be employed in the construction of the Plan.

7.6 The Plan will not be funded.  No Participant will have any right to, or interest in, any assets of any Company which may be applied by the Company to the payment of benefits or other rights under this Plan.

7.7 Any notice or other communication required or permitted pursuant to the terms hereof shall have been duly given when delivered or mailed by United States Mail, first class, postage prepaid, addressed to the intended recipient at his, her or its last known address.

7.8 This Plan will be governed by and construed in accordance with the internal substantive laws of the State of New York.

7.9 The Company will deduct from all amounts paid pursuant to the terms of the Plan, all federal, state, local and other taxes that the Company is required by law to withhold with respect to such amounts pursuant to applicable law, and such amounts will be subject to applicable tax reporting, as determined by the Plan Administrator.

7.10 No member of the Board or the Committee or any officer, or employee of the Company will be personally liable by reason of any contract or other instrument, or any action or inaction, related to the Plan or any Award Letter and the Company will indemnify and hold harmless each such person against any cost or expense (including legal fees, disbursements and other related fraud charges) or liability (including any sum paid in settlement) arising out of any of the foregoing.